Exhibit 12.1

STATEMENT RE COMPUTATION OF RATIOS

Old National Bancorp

Computation of Consolidated Ratio of Earnings to Fixed Charges and Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

($ in Thousands)	Three Months Ended March 31, 2017	2016	2015	2014	2013	2012
FIXED CHARGES:
Interest Expense on Deposits	4,383	17,283	14,168	13,326	18,124	27,042
Interest Expense on Other Borrowings	8,284	27,148	18,905	10,033	6,262	8,900
Building Rent	3,793	25,202	29,075	28,969	28,967	30,909
Equipment Rent	89	151	42	69	101	1,096

Total Building and Equip Rent	3,882	25,353	29,117	29,038	29,068	32,005

Rental Expense 66.67%	2,588	16,903	19,412	19,360	19,380	21,338
Imputed Interest Expense 33.33%	1,294	8,450	9,705	9,678	9,688	10,667
Interest Capitalized	—	—	—	—	—	—
Preferred Stock Dividends	—	—	—	—	—	—
Fixed Charges Excluding Interest on Deposits	9,578	35,598	28,610	19,711	15,950	19,567
Fixed Charges Including Interest on Deposits	13,961	52,881	42,778	33,037	34,074	46,609
Fixed Charges Excluding Interest on Deposits and Including Preferred Stock Dividends	9,578	35,598	28,610	19,711	15,950	19,567
Fixed Charges Including Interest on Deposits and Including Preferred Stock Dividends	13,961	52,881	42,778	33,037	34,074	46,609
EARNINGS:
Net Income (Loss) from Continuing Operations before Taxes	46,483	200,426	162,893	141,964	142,517	127,785
Plus: Fixed Charges Excluding Interest on Deposits	9,578	35,598	28,610	19,711	15,950	19,567
Less: Interest Capitalized	—	—	—	—	—	—

	56,061	236,024	191,503	161,675	158,467	147,352
EARNINGS:
Net Income (Loss) from Continuing Operations before Taxes	46,483	200,426	162,893	141,964	142,517	127,785
Plus: Fixed Charges Including Interest on Deposits	13,961	52,881	42,778	33,037	34,074	46,609
Less: Interest Capitalized	—	—	—	—	—	—

	60,444	253,307	205,671	175,001	176,591	174,394
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES:
Excluding Interest on Deposits	5.85	6.63	6.69	8.20	9.94	7.53
Including Interest on Deposits	4.33	4.79	4.81	5.30	5.18	3.74
CONSOLIDATED RATIO OF EARNINGS TO COMBINED
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:
Excluding Interest on Deposits	5.85	6.63	6.69	8.20	9.94	7.53
Including Interest on Deposits	4.33	4.79	4.81	5.30	5.18	3.74